Exhibit 10.8
American Public Education, Inc.
Description of
Annual Incentive Compensation Plan
     American Public Education, Inc., APEI or the Company, maintains an annual incentive compensation plan as part of its belief that annual incentive pay focuses employees on corporate goals, encourages continuous quality improvement and provides straightforward incentives for performance.
     Under the annual incentive compensation plan, each full-time employee and officer is eligible for an annual incentive payment that is expressed as a target percentage of base salary. The target percentage differs depending on an employee or officer’s position within the Company, or, in the case of certain executive officers, based on percentages that are set forth in employment agreements.
     The annual incentive compensation plan is designed to reward the Company’s employees for meeting or exceeding certain Student Satisfaction Quotient, or SSQ, goals and for financial performance. One half of each participant’s target award under the annual incentive compensation plan relates to achievement and surpassing of the Company’s SSQ goals, and one half is related to achievement and surpassing financial performance goals.
     The half of the annual incentive compensation plan target award that relates to SSQ goals are paid quarterly based on monthly results. Each month the Company compares the performance for each metric against the baseline for that metric. The baselines are set annually by the compensation committee. Results for each metric are then expressed as a percentage of the baseline. The percentage of achievement for each metric in a given month are then averaged. The monthly average is then averaged with the monthly average for the other months in a given quarter to obtain the quarterly average. If the quarterly average is at least 100%, one-eighth of the maximum amount of the SSQ portion of the annual incentive compensation plan is then paid. If the quarterly average is greater than 115%, one-fourth of the maximum amount of the SSQ portion of the annual incentive compensation plan is then paid. If the quarterly average is not at least 100%, then the portion of the annual incentive compensation plan applicable to that quarter’s SSQ goals is not paid.
     The half of the annual incentive compensation plan target award that relates to financial performance is paid annually based on achieving and surpassing a specified amount of earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and other non-cash charges (i.e. adjusted EBITDA). Payment of the half of the target award that is tied to earnings for senior level participants in the annual incentive compensation plan, including the Company’s officers, is reduced to the extent that personal management by objective, or MBO, targets are not achieved. MBO targets are derived from the Company’s annual corporate performance goals and the sphere of responsibility for achievement of those goals for the plan particular.